CONSENT OF ERNST & YOUNG LLP


We consent to incorporation by reference in the Registration Statement (Form S-8 No.33-96550) pertaining to the Triad Guaranty Inc. 401(k) Profit Sharing Plan of our report dated June 3, 1999 with respect to the financial statements and schedules of Triad Guaranty Inc. 401(k) Profit Sharing Plan included in form 10-K/A for the year ended December 31, 1998.


/s/ERNST & YOUNG LLP
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Raleigh, North Carolina
June 28, 1999